Exhibit 99.1
Press Release
For Immediate Release
Contact: Claire S. Bean, Executive Vice President and Chief Financial Officer
1-508-520-8002
Benjamin Franklin Bancorp Reports Results for Third Quarter of 2008; Declares Quarterly Dividend
FRANKLIN, MASSACHUSETTS (October 23, 2008): Benjamin Franklin Bancorp, Inc. (the “Company” or “Benjamin Franklin”) (Nasdaq: BFBC), the bank holding company for Benjamin Franklin Bank (the “Bank”), today reported net income of $1.2 million, or $.17 per share (basic and diluted), for the quarter ended September 30, 2008. In the comparable 2007 quarter, the Company earned $1.1 million or $.14 per share (basic and diluted). For the nine months ended September 30, 2008, the Company reported net income of $3.5 million or $.48 per share (basic and diluted). For the comparable nine-month period in 2007, net income was $2.5 million, or $.32 and $.31 per share (basic and diluted, respectively).
The Company also today announced that its Board of Directors declared a quarterly cash dividend of $.08 per common share, payable on November 21, 2008 to stockholders of record as of November 7, 2008.
Thomas R. Venables, President and CEO, noted: “In these very challenging times, our primary focus is on preserving our strong balance sheet and continuing to build core earnings. We have avoided any form of ‘sub-prime’ lending and have constructed a high-quality, conservative investment securities portfolio. We have also emphasized the gathering of core deposits, another ingredient key to our long-term success. Our team has had tremendous results thus far, having grown non-certificate accounts by $52 million or nearly 15% year to date. While we cannot predict the ultimate depth or length of the current economic downturn, we believe that sticking to our community banking strategy will continue to serve us well, a strategy that emphasizes the safeguarding of asset quality and sensible growth.”
Total assets increased by $77.5 million or 8.6% in the first nine months of 2008, driven primarily by growth in loans outstanding, which increased by $66.2 million or 10.8% during the period. Commercial business loans have grown by $19.5 million, or 12.2% year to date and commercial real estate credits have increased by $10.9 million or 6.4% in that period. Residential loans also increased by $41.3 million or 21.9% in the first nine months of 2008. Offsetting these increases was a reduction of $6.8 million (12.3%) in construction loans outstanding. However, while loan demand was generally strong in the first half of 2008, growth slowed in the third quarter, as loans increased by a more modest 1.2% on a linked-quarter basis.

The Company’s core deposit accounts (savings, money market, demand and NOW accounts) have grown significantly year to date, increasing by a total of $51.6 million or 14.5% since year end 2007. Of that amount, $14.4 million (or 3.7%) occurred in the third quarter, driven by strong growth in money market and interest-bearing checking accounts. This growth is primarily attributable to the opening of two new branch locations in the past two years and to increases in commercial deposits in conjunction with growth in commercial business loans.
The Company’s securities portfolio has increased by $26.0 million or 15.4% since year end 2007. The increase consists principally of purchases of government-sponsored enterprise (“GSE”) bonds and GSE-guaranteed mortgage-backed securities. All of the Company’s bond and mortgage-backed security portfolios are either issued or guaranteed by government-sponsored enterprises.
Federal Home Loan Bank of Boston (“FHLBB”) borrowings increased by $31.8 million (19.3%) in the nine months ended September 30, 2008. These additional borrowed funds (which were principally a blend of two to seven year FHLBB term advances) were used primarily to fund the growth in fixed rate residential mortgage loans during the period.
The ratio of non-performing assets to total assets was 0.90% at September 30, 2008, compared to 0.38% at the end of the 2007 third quarter and 0.18% at year end 2007. The allowance for loan losses as a percent of loans was 1.01% at September 30, 2008, an increase from 0.94% at December 31, 2007. The provision for loan losses was $447,000 in the third quarter of 2008, compared to a $57,000 provision recorded in the comparable 2007 quarter. The Company’s loan loss provision in the third quarter of 2008 reflects an increase in general reserves provided for residential mortgage loans, the effect of loan growth during the quarter, and specific reserves provided for several non-performing residential and commercial business loans. The Bank has not originated and does not own any sub-prime residential mortgage loans.
Net interest income increased by $1.2 million or 20.1% in the third quarter of 2008 compared to the comparable 2007 period. This increase is due to an increase in average interest-earning assets of $98.7 million when comparing the two periods, augmented by a widening of the net interest margin (the “NIM”), which increased to 3.13% in the quarter from 2.93% one year earlier. The Company’s modest liability-sensitivity, which generally provides an earnings benefit when market interest rates decline, coupled with increases in higher-yielding commercial loans have both contributed to the increase in the net interest margin.
Non-interest income decreased by $793,000, to $1.3 million in the 2008 third quarter from $2.1 million in the third quarter of 2007. The most significant reason for the decline is a $391,000 decrease in ATM servicing fees, caused by both a reduction in the average cash outstanding under the program and contractual reductions in the yield earned on those balances. The yield on ATM cash balances is tied to the prime rate, which as of quarter-end had declined by 325 basis points since the second quarter of 2007. The 50 basis point decline in the prime rate in October of 2008 will have the effect of reducing

ATM servicing fees further in the fourth quarter of 2008. Other noteworthy changes in non-interest income, comparing the third quarter of 2008 against 2007 were: a) an $82,000 increase in deposit account service fees, caused primarily by an increase in fees earned for cash management services provided to business customers and in overdraft fees, b) a $199,000 decrease in loan fees due to declines in commercial loan prepayment penalties, and c) a $187,000 decrease in gains earned on sales of residential mortgage loans, the result of the Bank’s decision in late 2007 to hold most new residential loan production in portfolio.
The Company’s operating expenses decreased by $249,000 or 4.0% in the third quarter of 2008, compared to the third quarter of 2007. The reduction in operating expenses contributed to an improvement in the Company’s efficiency ratio, to 71.3% from 77.2% in the third quarter of 2007. The largest contributor to the expense reduction was a $304,000 decrease in salaries and benefits, supplemented by smaller reductions in data processing and intangible asset amortization. Within salaries and benefits, most of the reduction was in benefits costs (specifically in employee retirement costs, medical benefits and stock incentive expenses). Offsetting these reductions was an increase in other general and administrative expense, which rose by 10.2% in the quarter, due primarily to an increase in FDIC deposit insurance expense.
Certain statements herein constitute “forward-looking statements” and actual results may differ from those contemplated by these statements. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Certain factors that could cause actual results to differ materially from expected results include changes in the interest rate environment, changes in general economic conditions, legislative and regulatory changes that adversely affect the businesses in which Benjamin Franklin Bancorp is engaged and changes in the securities market. The Company disclaims any intent or obligation to update any forward-looking statements, whether in response to new information, future events or otherwise.

BENJAMIN FRANKLIN BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)

	September 30,	December 31,
	2008	2007
	(Unaudited)	(Audited)
ASSETS
Cash and due from banks	$13,450	$12,226
Cash supplied to ATM customers	24,784	42,002
Short-term investments	12,818	10,363

Total cash and cash equivalents	51,052	64,591

Securities available for sale, at fair value	181,376	156,761
Restricted equity securities, at cost	12,986	11,591

Total securities	194,362	168,352

Loans
Residential real estate	229,981	188,654
Commercial real estate	179,521	168,649
Construction	48,919	55,763
Commercial business	178,704	159,233
Consumer	41,783	40,436

Total loans, gross	678,908	612,735
Allowance for loan losses	(6,853)	(5,789)

Loans, net	672,055	606,946

Premises and equipment, net	5,049	5,410
Accrued interest receivable	3,803	3,648
Bank-owned life insurance	11,016	10,700
Goodwill	33,763	33,763
Other intangible assets	2,057	2,474
Other assets	7,580	7,394

	$980,737	$903,278

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Regular savings accounts	$81,338	$79,167
Money market accounts	141,566	110,544
NOW accounts	70,618	52,000
Demand deposit accounts	112,786	113,023
Time deposit accounts	254,437	262,634

Total deposits	660,745	617,368

Short-term borrowings	8,000	2,500
Long-term debt	189,109	162,784
Deferred gain on sale of premises	3,355	3,531
Other liabilities	13,014	9,651

Total liabilities	874,223	795,834

Common stock, no par value; 75,000,000 shares authorized; 7,842,015 shares issued and 7,710,632 shares outstanding at September 30, 2008; 8,030,415 shares issued and 7,856,172 shares outstanding at December 31, 2007	—	—
Additional paid-in capital	75,065	77,370
Retained earnings	40,256	38,515
Unearned compensation	(6,515)	(7,094)
Accumulated other comprehensive loss	(2,292)	(1,347)

Total stockholders’ equity	106,514	107,444

	$980,737	$903,278

BENJAMIN FRANKLIN BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except share and per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
	(Unaudited)		(Unaudited)
Interest and dividend income:
Loans, including fees	$10,299	$9,856	$30,152	$29,273
Debt securities	1,884	1,904	5,808	5,543
Dividends	121	180	405	512
Short-term investments	59	141	397	644

Total interest and dividend income	12,363	12,081	36,762	35,972

Interest expense:
Interest on deposits	3,193	4,367	10,462	12,832
Interest on short-term borrowings	4	75	43	222
Interest on long-term debt	2,241	1,873	6,531	5,274

Total interest expense	5,438	6,315	17,036	18,328

Net interest income	6,925	5,766	19,726	17,644
Provision for loan losses	447	57	1,128	469

Net interest income, after provision for loan losses	6,478	5,709	18,598	17,175

Other income:
ATM servicing fees	272	663	937	1,982
Deposit servicing fees	467	385	1,305	1,093
Other loan-related fees	98	297	521	770
Gain on sale of loans, net	30	217	216	514
Gain on sale of bank-owned premises, net	63	63	189	377
Gain on trading assets	—	138	—	138
Gain on sale of CSSI customer list	—	—	92	100
Income from bank-owned life insurance	101	105	295	300
Miscellaneous	255	211	713	571

Total other income	1,286	2,079	4,268	5,845

Operating expenses:
Salaries and employee benefits	3,327	3,631	9,963	11,073
Occupancy and equipment	871	844	2,657	2,587
Data processing	559	601	1,728	1,803
Professional fees	184	179	541	651
Marketing and advertising	205	159	386	488
Amortization of intangible assets	151	197	483	619
Other general and administrative	704	639	1,933	2,240

Total operating expenses	6,001	6,250	17,691	19,461

Income before income taxes	1,763	1,538	5,175	3,559
Provision for income taxes	541	467	1,670	1,067

Net income	$1,222	$1,071	$3,505	$2,492

Weighted-average shares outstanding:
Basic	7,286,451	7,622,441	7,300,010	7,700,171
Diluted	7,355,906	7,666,939	7,369,376	7,736,356
Earnings per share:
Basic	$0.17	$0.14	$0.48	$0.32
Diluted	$0.17	$0.14	$0.48	$0.31

BENJAMIN FRANKLIN BANCORP, INC. AND SUBSIDIARY
SELECTED CONSOLIDATED FINANCIAL HIGHLIGHTS AND OTHER DATA
(Dollars in thousands, except share and per share data)

	At or For the Three Months		At or For the Nine Months
	Ended September 30,		Ended September 30,
	2008	2007	2008	2007
	(Unaudited)		(Unaudited)
Financial Highlights:
Net interest income	$6,925	$5,766	$19,726	$17,644
Net income	$1,222	$1,071	$3,505	$2,492
Weighted average shares outstanding :
Basic	7,286,451	7,622,441	7,300,010	7,700,171
Diluted	7,355,906	7,666,939	7,369,376	7,736,356
Earnings per share:
Basic	$0.17	$0.14	$0.48	$0.32
Diluted	$0.17	$0.14	$0.48	$0.32
Stockholders’ equity — end of period	$106,514	$107,065
Book value per share — end of period	$13.81	$13.43
Tangible book value per share — end of period	$9.17	$8.86

Ratios and Other Information:
Return on average assets	0.50%	0.47%	0.49%	0.37%
Return on average equity	4.56%	3.95%	4.37%	3.06%
Net interest rate spread (1)	2.66%	2.39%	2.53%	2.36%
Net interest margin (2)	3.13%	2.93%	3.06%	2.99%
Efficiency ratio (3)	71.25%	77.16%	71.96%	81.21%
Non-interest expense to average total assets	2.45%	2.73%	2.46%	2.88%
Average interest-earning assets to average interest-bearing liabilities	118.48%	116.58%	118.78%	118.89%

At period end:
Non-performing assets to total assets	0.90%	0.38%
Non-performing loans to total loans	1.30%	0.54%
Allowance for loan losses to total loans	1.01%	0.94%

Equity to total assets	10.86%	11.80%
Tier 1 leverage capital ratio	7.76%	9.38%
Total risk-based capital ratio	11.74%	13.88%

Number of full service offices	11	11

(1)	The net interest rate spread represents the difference between the weighted-average yield on interest-earning assets and the weighted-average cost of interest-bearing liabilities for the period.

(2)	The net interest margin represents net interest income as a percent of average interest-earning assets for the period.

(3)	The efficiency ratio represents non-interest expense minus expenses related to the amortization of intangible assets divided by the sum of net interest income (before the loan loss provision) plus non-interest income (excluding non-recurring net gains (losses) on sale of bank assets).

BENJAMIN FRANKLIN BANCORP, INC. AND SUBSIDIARY
ANALYSIS OF NET INTEREST INCOME
(Dollars in thousands) (Unaudited)

	Three Months Ended September 30,
	2008			2007
	Average			Average
	Outstanding			Outstanding
	Balance	Interest	Yield/Rate(1)	Balance	Interest	Yield/Rate(1)
Interest-earning assets:
Loans	$674,239	$10,299	6.02%	$599,107	$9,856	6.48%
Securities	191,558	2,005	4.19%	165,391	2,084	5.04%
Short-term investments	14,450	59	1.60%	17,089	141	3.24%

Total interest-earning assets	880,247	12,363	5.55%	781,587	12,081	6.11%

Non-interest-earning assets	95,533			126,353

Total assets	$975,780			$907,940

Interest-bearing liabilities:
Savings accounts	$82,404	83	0.40%	$80,416	100	0.50%
Money market accounts	139,461	618	1.76%	111,259	798	2.85%
NOW accounts	64,292	287	1.78%	46,876	314	2.66%
Certificates of deposit	261,632	2,205	3.35%	275,601	3,155	4.54%

Total deposits	547,789	3,193	2.32%	514,152	4,367	3.37%
Borrowings	195,149	2,245	4.50%	156,256	1,948	4.88%

Total interest-bearing liabilities	742,938	5,438	2.89%	670,408	6,315	3.72%

Non-interest bearing liabilities	126,323			129,842

Total liabilities	869,261			800,250
Equity	106,519			107,690

Total liabilities and equity	$975,780			$907,940

Net interest income		$6,925			$5,766

Net interest rate spread (2)			2.66%			2.39%
Net interest-earning assets (3)	$137,309			$111,179

Net interest margin (4)			3.13%			2.93%
Average interest-earning assets to interest-bearing liabilities			118.48%			116.58%

(1)	Yields and rates for the three months ended September 30, 2008 and 2007 are annualized.

(2)	Net interest rate spread represents the difference between the weighted-average yield on interest-earning assets and the weighted-average cost of interest-bearing liabilities.

(3)	Net interest-earning assets represents total interest-earning assets less total interest-bearing liabilities.

(4)	Net interest margin represents net interest income divided by average total interest-earning assets.

BENJAMIN FRANKLIN BANCORP, INC. AND SUBSIDIARY
ANALYSIS OF NET INTEREST INCOME
(Dollars in thousands) (Unaudited)

	Nine Months Ended September 30,
	2008			2007
	Average			Average
	Outstanding			Outstanding
	Balance	Interest	Yield/Rate(1)	Balance	Interest	Yield/Rate(1)
Interest-earning assets:
Loans	$652,489	$30,152	6.10%	$609,710	$29,273	6.36%
Securities	185,335	6,213	4.47%	161,963	6,055	4.99%
Short-term investments	23,470	397	2.22%	17,428	644	4.88%

Total interest-earning assets	861,294	36,762	5.65%	789,101	35,972	6.04%
Non-interest-earning assets	97,793			114,858

Total assets	$959,087			$903,959

Interest-bearing liabilities:
Savings accounts	$80,863	242	0.40%	$82,338	306	0.50%
Money market accounts	129,557	1,797	1.85%	106,243	2,167	2.73%
NOW accounts	60,061	847	1.88%	37,935	621	2.19%
Certificates of deposit	264,523	7,576	3.83%	285,655	9,738	4.56%

Total deposits	535,004	10,462	2.61%	512,171	12,832	3.35%
Borrowings	190,102	6,574	4.54%	151,535	5,496	4.78%

Total interest-bearing liabilities	725,106	17,036	3.12%	663,706	18,328	3.68%
Non-interest bearing liabilities	126,752			131,359

Total liabilities	851,858			795,065
Equity	107,229			108,894

Total liabilities and equity	$959,087			$903,959

Net interest income		$19,726			$17,644

Net interest rate spread (2)			2.53%			2.36%

Net interest-earning assets (3)	$136,188			$125,395

Net interest margin (4)			3.06%			2.99%

Average interest-earning assets to interest-bearing liabilities			118.78%			118.89%

(1)	Yields and rates for the nine months ended September 30, 2008 and 2007 are annualized.

(2)	Net interest rate spread represents the difference between the weighted-average yield on interest-earning assets and the weighted-average cost of interest-bearing liabilities.

(3)	Net interest-earning assets represents total interest-earning assets less total interest-bearing liabilities.

(4)	Net interest margin represents net interest income divided by average total interest-earning assets.

Reconciliation of Non-GAAP Financial Measures
This press release contains financial information determined by methods other than in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The Company’s management uses these non-GAAP measures in its analysis of the Company’s performance. These measures typically adjust GAAP performance measures to exclude significant gains or losses that are expected to be non-recurring and to exclude the effects of amortization of intangible assets (in the case of the efficiency ratio). Because these items and their impact on the Company’s performance are difficult to predict, management believes that presentations of financial measures excluding the impact of these items provide useful supplemental information that is essential to a proper understanding of the operating results of the Company’s core businesses. These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.

	September 30,		September 30,
	2008	2007	2008	2007
Efficiency ratio based on GAAP numbers	73.09%	79.67%	73.73%	82.85%

Effect of amortization of intangible assets	-1.84	-2.51	-2.02	-2.69

Effect of net gain/(loss/write-down) on non-recurring sales of bank assets	—	—	0.25	1.04

Efficiency ratio — Reported	71.25%	77.16%	71.96%	81.21%